As filed with the Securities and Exchange Commission on September 24, 2001

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2001

PHAR-MOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-27050 (Commission File Number)	25-1466309 (I.R.S. Employer Identification No.)
20 Federal Plaza West Youngstown, Ohio (Address of Principal Executive Offices)	44501-0400 (Zip Code)

(330) 746-6641

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Larry M. Spirgel, Esq.

Morrison & Foerster llp

1750 Tysons Boulevard

McLean, Virginia 22102

____________________________________________________________________________________

Item 3. Bankruptcy or Receivership

On September 24, 2001, Phar-Mor, Inc. (the "Company") filed a voluntary petition for bankruptcy protection, on behalf of itself and its 8 operating subsidiaries, under chapter 11 of the U. S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Ohio (Case Nos. B-01-4-4007 through B-01-4-4015). The Company and its subsidiaries have remained in possession of their assets and properties, and their business and affairs will continue to be managed by their respective directors and officers, subject in each case to the supervision of the Bankruptcy Court.

The Company issued a press release announcing the filing, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1 Press Release dated September 24, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHAR-MOR, INC.

Date: September 24, 2001 By: /s/ John R. Ficarro

John R. Ficarro
Senior Vice President and Chief Administrative Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PHAR-MOR TO RESTRUCTURE OPERATIONS UNDER CHAPTER 11

Streamlining of Operations and Overhead Reductions will Position Company as a Leading Regional Deep Discount Retailer

Company Will Build from Core High-Performing Stores

$135 Million Debtor-In-Possession Financing Secured

Through Fleet Retail Finance

YOUNGSTOWN, Ohio, Sept. 24, 2001 -- Phar-Mor, Inc. (Nasdaq: PMOR) today announced that the Company and certain of its affiliates have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code to restructure their operations in an effort to return to profitability. The Company also announced that it has secured $135 million in Debtor-In-Possession (DIP) financing through Fleet Retail Finance, the Company’s principal secured lender, which will be used to fund the Company’s operations through the reorganization process. Pursuant to various motions filed with the U.S. Bankruptcy Court in the Northern District of Ohio, the Company has sought immediate authority from the Court to pay in the ordinary course of business all employees and all post-petition vendor charges.

The Company said that it will continue to be business as usual at all its stores, with no changes in service, pricing, merchandise or store hours. As part of its restructuring, however, Phar-Mor plans to close approximately 65 of its 139 stores over the next several weeks. These stores have been identified as either under-performing or outside the Company’s core markets. The Company will focus continuing operations on the approximately 74 remaining high-performing stores, while reducing corporate overhead and solidifying its position as the leading deep discount drugstore chain in the markets it serves.

Phar-Mor Co-Chairmen and Co-CEOs Abbey J. Butler and Melvyn J. Estrin said, "This reorganization is necessary to rectify operational and liquidity difficulties resulting from the slowing economy, changes in consumer buying habits, increased competition from larger retail chains, the geographic diversity of some Phar-Mor locations, the reduction of credit terms by vendors and the service of high-cost debt. The Company plans to quickly emerge from bankruptcy with a strong regional presence in its core markets of operation."

David Schwartz, President and COO of Phar-Mor, said, "After weighing all the options we believe that this broad restructuring is the best and most reliable way to position Phar-Mor for future stability, growth and success. The transition period will allow us to close unprofitable stores, streamline operations, reduce overhead, and make the necessary changes that will solidify Phar-Mor’s position as the leading high-value retailer in our core markets. Although we know it will be difficult, we believe that with the help of our dedicated employees, the Company will emerge from this process in six to nine months as a healthier, more focused and efficient company, with a firm financial footing. We will continue to operate approximately 74 stores, each averaging over $10 million in annual sales."

Mr. Butler said, "Phar-Mor has an outstanding record of service and a loyal following among its many customers. This will not change with today’s filing. It will continue to be business as usual at all stores, where we will continue to offer an unmatched selection of traditional drug store products, general merchandise and groceries at a great value."

Mr. Estrin said, "Senior management have committed to remain in place and lead Phar-Mor throughout this process and beyond. They have already made substantial progress and will continue their efforts to: streamline the company’s operations; maintain a strategic mix of successful retail locations and Phar-Mor’s trademark level of service; and build even closer relationships with the company’s many loyal customers."

Background on Chapter 11

Chapter 11 of the U.S. Bankruptcy Code allows a company to continue to operate its business and manage its assets in the ordinary course of business. Congress enacted Chapter 11 to avoid the negative effects of liquidation proceedings and to enable a debtor business to preserve its going concern value and its operations, as well as to provide its employees with jobs and to satisfy creditor claims based upon the value of the reorganized company.

About Phar-Mor

Phar-Mor is a retail drug store chain operating 139 stores under the names "Phar-Mor," "Pharmhouse" and "The Rx Place" in 24 states. The Company’s common stock is traded on the Nasdaq National Market under the symbol "PMOR." Phar-Mor’s online store is accessible at http://www/pharmorwebrx.com and through the Company’s Web site at http://www.pharmor.com .

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements focus on the Company's restructuring plans, including the continued day-to-day operations of its stores, the future prospects for those stores, anticipated store closings, reduction of corporate overhead, timeframe for remaining in bankruptcy, retention of management, streamlining operations, building relationships with existing customers and the statements made by the Company’s management, in this release.  Actual events or results may differ materially as a result of risks facing Phar-Mor or actual results differing from the assumptions underlying such statement. Such risks and assumptions include, but are not limited to, Phar-Mor's ability to successfully consummate a Chapter 11 plan of reorganization, including Phar-Mor's ability to restructure its debt, to successfully deal with and discharge other claims pending against Phar-Mor, to raise additional capital and to continue as a going concern.

Contacts:

Gary Holmes

Robinson, Lerer & Montgomery

212-484-7736

John R. Ficarro

Senior Vice President and Chief Administrative Officer, Phar-Mor, Inc.

330-740-2921